Backers Inc.


BACKERS
GET IN THE GAME

Invest

$2.00 minimum investment

Deadline January 8, 2021
in a month

Share Price
$2.00

Total Raised
$20,034

Valuation
$8,545,772

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Backers is revolutionizing eSports competitions by creating crowd-funded prize pools on the Ethereum blockchain. Fans gain a form of equity in the team during the competition and receive their share of the prize pool when their teams win. eSports is only the beginning with Backers as they have their eye on changing the way we fundraise for our schools and communities. The Backers platform is being built to take advantage of current evolutions in distributed finance, including yield farming and staking, allowing our members to grow their savings and put their assets to work.

Backers Get a piece of the action


BACKERS
BACKERS
GET A PIECE OF THE ACTION

DEAL HIGHLIGHTS

- By giving fans 'equity' in their favorite team, we turn fans into fanatics
- Founded by industry veterans
- Bridging the gap between eSports and De-Fi

PROBLEM

eSports teams have fans that number in the hundreds of millions, yet these fans are limited to passively enjoying the streams from their favorite teams. At the same time, eSports teams are looking to increase revenue by further engaging with their fans. eSports teams must invest millions of dollars in franchise fees just to compete and are paying millions per year in player salaries. Recent metrics show that streaming hours for games like Fortnite are beginning to slow down which can cost eSports teams and streamers revenue.

Problem


ESPORTS COST CONTINUES TO RISE
Players Salaries Are Becoming Expensive
Competition Entry Costs Are Rising
FAN ENGAGEMENT IS PASSIVE
Currently There Is No Way For Fans To Participate In Backing Their Favourite Teams

SOLUTION

At Backers we solve this problem by restructuring eSports competitions to include crowdfunded entry fees that allow the global audience to participate in the competition by **Backing** their favorite teams and players.

Currently prize pools are funded by in-game purchases of the global player pool combined with advertising dollars.

With Backers, we add team entry fees to the prize pool and let fans share in the prizes. By backing your favorite team, you gain access to a portion of their winnings in a specific competition or series. As the competitions play out, the prize pools are awarded to the winning teams and their Backers.

We facilitate this using cryptocurrency and smart contracts to secure these transactions.

Our system is designed to convert fiat currency to digital currency, so players can pay with dollars. Once a player backs their team, funds are transferred to a smart contract, similar to an online escrow account, and winnings are automatically distributed as the results of the competition are finalized.

Our system is built on Ethereum and we are continuing to evaluate other crypto platforms to further facilitate our business. By using these systems, Backers never has to take custody of the funds, which saves us from liability.


98%
2%
TOTAL PRIZE POOL
Fans $$$
BACKERS
Fans
Teams
Initial Prize Pool
(funded through In-game purchases + sponsorship)

Solution

BUSINESS MODEL

We plan to charge fans a 2.5% transaction fee when they engage with their favorite teams. We plan to charge the fee on top of their contribution. For example, if a fan wants to back a team for $50, they will be charged $51.25. We are building a platform that is designed to handle millions of Backers per competition.

Business model


Crowdsourced Fans Funds
Transaction Fee
Company Revenue
$1 MILLION X 2.5% = $25,000
$ $ $
BACKERS
$ $ $

MARKET



Market


ESPORTS VIEWERS
1 BILLION
HOURS SPENT VIEWING IN 2019
10 BILLION
VIEWER GROWTH
1 BILLION Y.O.Y
EXPECTED ESPORTS REVENUE BY 2023
3.2 BILLION

Market


twitch
HOURS WATCHED
2018
7,777,879,411
2019
9,340,229,175

66% of the U.S. Population are gamers[1] who watch 6 hours of eSports per week[2] and spend $32 per month on in-game purchases[3]. In 2019 880 million viewers watched 10 billion hours of eSports content online[4]. Global Streaming Gaming Market is on track to generate revenue of 3.2 billion by 2023[5]. League of Legends has over 100 million unique players every month[6]. In 2019 over 1 billion hours of League of Legends was streamed on Twitch[7]. The 2019 League Championship Series had 44 million concurrent live viewers, (45% of the 2020 Super Bowl) with over 260 million viewers total. The global eSports viewing audience is approaching one billion viewers. The hours spent watching eSports videos is increasing by 1 billion hours each year[8]. The number of hours spent watching eSports in 2019 reach 6.6 billion hours[9]. A Twitch streamer with 2000 subscribers can earn $5,000 per month[10].

[1] https://www.nielsen.com/wp-content/uploads/sites/3/2019/04/games-360-2018.pdf
[2] https://www.gamesindustry.biz/articles/2019-06-06-superdata-us-millennials-spend-usd112-a-month-on-gaming
[3] https://www.statista.com/statistics/558952/in-game-consumer-spending-worldwide/
[4] https://cdn.streamelements.com/static/State-of-Stream-2019.pdf
[5] https://newzoo.com/insights/tags/game-streaming/
[6] https://www.forbes.com/sites/insertcoin/2016/09/13/riot-games-reveals-league-of-legends-has-100-million-monthly-players/#43f765f45aa8
[7] https://www.videogameschronicle.com/news/league-of-legends-the-most-watched-twitch-game-in-2019/
[8] https://influencermarketinghub.com/growth-of-esports-stats/
[9] https://influencermarketinghub.com/growth-of-esports-stats/
[10] https://info.jkcp.com/blog/professional-gamer-salary-esports/

COMPETITIVE LANDSCAPE

While we don’t believe there are other companies in our industry offering these products, we have seen similar companies have success with similar models in other industries. One such company is youstake.com, which deals exclusively with poker. There you can ‘stake’ a poker player for a tournament and earn a share of the players awarded prize. Fantasy sports do not offer a direct relationship between the competitors and the fans. Backers creates smart contracts that allow the Backers to engage directly with their favorite teams, gaining equity in the team and prize pool.

PROGRESS

We partner with eSports creators and franchises to build platforms that integrate with their existing games and networks. Our “customers” are these companies, yet we provide our services to them at no charge. Rather, we offer them an opportunity to engage like never before with their existing fans and teams. We are confident that our applications will increase their revenue, fan base and branding opportunities. These gaming companies and eSports teams already market to their million of fans and we expect them to bear the burden of advertising their Backers campaigns to their existing fan base. Our services are provided at no charge as our fees are paid by the fans utilizing the platform.

SUCCESS

We have been actively developing the Backers Platform to finalize our Phase0 Proof of concept. The Backers platform is live on the Ethereum Ropsten test network. You will need the Ethereum MetaMask wallet and some test Eth, once you have that, visit http://backers.finance. The contracts are being tested for security vulnerabilities as we prepare for our first real money event on the live Ethereum blockchain.

Backers is hosting its first live real money event in late October. The event will be a poker tournament with the fans ‘backing’ their favorite players to create the prize pool. We will simulate the payout structure from the 2020 League Championship Series. Backers will be matching the prize pool up to $5,000. Stay tuned for details..

We are prepared to take our existing proof of concept and convert it to our minimally viable product (MVP) and launch with an eSports partner within 8 months.

There have been recent breakthroughs in smart-contracts and wallet technology that allow for crowd funding mechanisms to be integrated on major blockchains. We expect to create further innovations in wallet technology with regard to non-custodial financial transactions and in-wallet staking.

Backers Finance


Backers
1.672 ETH
0x3866...cA54
Cash Out
Team Liquid
Staked: 0.55 ETH
Cloud9
Staked: 0.92 ETH
Royal RNG
Staked: 0.7 ETH
Edward Gaming
Staked: 0.2 ETH
Flash Wolves
Staked: 0.55 ETH
G2 eSports
Staked: 0.2 ETH
Invictus Gaming
Staked: 0.5 ETH
Team Vitality
Staked: 0.3 ETH
Fnatic
Staked: 0.7 ETH
Prize Pool: 4.62 Ether
Details
Total Staked: 4.62
Matched Prize: 0.00
Match Remaining: 5000
Place | Prize | Payout | Staker's Payout
1st Prize | 35% | 1.62 | 1.54
2nd Prize | 20% | 0.92 | 0.88
3rd Prize | 12% | 0.55 | 0.53
4th Prize | 9% | 0.42 | 0.4
5th Prize | 7% | 0.32 | 0.31
6th Prize | 6% | 0.28 | 0.26
7th Prize | 5% | 0.23 | 0.22
8th Prize | 4% | 0.18 | 0.18
9th Prize | 2% | 0.09 | 0.09
Cloud9
Your Stake: 0.6 ETH
Your Equity: 65.2174%
Flash Wolves
Your Stake: 0.2 ETH
Your Equity: 36.3636%
Invictus Gaming
Your Stake: 0.2 ETH
Your Equity: 40%

- Migrate project to Ethereum. - Complete
- Update smart contract structure that allows for 'backing' via crowd-funding. - Complete
- Establish relationships with eSports franchises or creators. - Ongoing
- Complete Hackathon to test smart contract structure. - Initializing
- Establish terms for MVP initial product launch with eSports franchise. - Initializing
- Integrate Backers application with eSports application via API.
- Complete Hackathon to test smart contract structure.
- Launch MVP with eSports Tournament.

Milestones


Backers Inc. Milestones:
NetCapital Round 1
22-May-20
T1 - Demo Tournament with Backers
7-Nov-20
T3 - MVP Backers Launch with eSports
29-Mar-21
NetCapital Round 2
26-May-21
T5 - WSOP Event with Backers
15-Jul-21
Decision Secondary Markets
5-Nov-21
13-Aug-20
T0.5 - Tournament with Backers
12-Dec-20
T2 - Pilot Tournament with Backers
29-Apr-21
Partner with WSOP for Backers Tournament
26-May-21
T4 - Second eSports Tournament
30-Aug-21
Establish Backers

TEAM

Backers was founded by veterans in online security, digital currency and financial technology. Our engineers are insiders who have worked on some of the latest Blockchain developments. Their expertise in full stack and smart contract development have accelerated our development timeline while solving some of the most complex technical issues.



Brian Tinney

CEO & Founder

Brian Tinney has over 20 years of experience in IT infrastructure design and architecture as well as network security and data privacy. Brian has been involved with Bitcoin and other Blockchain applications since 2012.



Matt Smart

Vice President

Smart Software Solutions Inc. is a computer consulting company headquartered in Pierre, South Dakota. The company was founded by Matthew Smart in 2004. Smart Software Solutions specializes in the creation and hosting of web based information management systems, dynamic websites, and custom applications for businesses of all sizes. Smart Software Solutions Inc. has a dedicated team of developers with the motivation and desire to write great software.



Nicholas Bonetto

Intern

Nick is a passionate software developer with a business background, and specialize in web development and decentralized applications.



Rodney Recker

Advisor

Rodney has been functioning as President and CFO of a business consulting firm focused on performance improvement using Lean Six Sigma Training and Deployment, Lean Manufacturing, Supply Chain Optimization, Business Process Reengineering, and Organization



Colton Griffin

Advisor

Colton's experience is in developing ERP and supply chain solutions for various industries. He has successfully developed and delivered products to market. He has successfully raised capital and executed his development plan on time and on budget.



Walter Karshat

Advisor

Walter Karshat is an Innovator and Entrepreneur in Blockchain Technologies, FinTech, Mobile Apps, Wireless Health, IoT and Embedded Communications. Walter graduated with honors from the University of California, Berkeley with degrees in both Computer Science and Physics.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
COO / CFO	$72,000	6.7%
Marketing Campaign	$180,570	16.9%
Developer Labor	$720,000	67.3%
Legal and Regulatory	$14,500	1.4%
MVP Launch	$12,000	1.1%
Branding / Social Media	$18,500	1.7%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Backers Inc.. This offering must raise at least $10,000 by January 8, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Backers Inc. may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$20,034 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,807,886 shares
× $2.00 per share

$9,615,772 implied valuation

PITCH DECK


BACKERS

Open Download

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

UPDATES

Sep 23, 2020 • Backers is LIVE on the Ethereum Test Network. ...

Sep 13, 2020 • It has been a busy week in development. We are...

Aug 27, 2020 • We are happy to announce that Aaron Jaramillo...

Jun 5, 2020 • Primary offering of 535,000 shares at $2.00

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